EXHIBIT 5.6

KEAN, MILLER, HAWTHORNE, D’ARMOND, MCCOWAN & JARMAN, L.L.P.

ATTORNEYS AT LAW

Baton Rouge New Orleans Covington Lake Charles Plaquemine	Twenty-Second Floor One American Place Baton Rouge, Louisiana 70825 Mailing Address Post Office Box 3513 Baton Rouge, Louisiana 70821	TELEPHONE: (225) 387-0999 FACSIMILE: (225) 388-9133 WEBSITE: www.kmlaw.com

April 7, 2003

American Towers, Inc.

116	Huntington Avenue
Boston	Massachusetts 02116

Ladies	and Gentlemen:

We are rendering this opinion with the Registration Statement of Form S-4 (the “Registration Statement”) filed by American Towers, Inc., a Delaware corporation (the “Company”), certain subsidiaries of the Company, and its parent, which entities are listed as Additional Registrants in the Registration Statement (the “Guarantors”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof relating to the offer to exchange up to $808,000,000 aggregate principal amount at maturity of the Company’s 12.25% Senior Subordinated Discount Notes due 2008, which have been registered under the Securities Act (the “New Notes”), for up to $808,000,000 aggregate principal amount at maturity of the Company’s outstanding 12.25% Senior Subordinated Discount Notes due 2008, which have not been so registered (the “Old Notes”). The Old Notes were issued by American Tower Escrow Corporation (“Escrow Corp.”) and, as of the consummation of the Escrow Corp. Merger (as defined below), are guaranteed by the Guarantors under an indenture dated as of January 29, 2003 (the “Indenture”) between Escrow Corp., the Guarantors and The Bank of New York, as trustee (the “Trustee”). On February 27, 2003, Escrow Corp. was merged with and into the Company (the “Escrow Corp. Merger”) and the Company became the successor obligor under the Old Notes and assumed all of Escrow Corp.’s obligations under the Old Notes pursuant to the Indenture. The New Notes will be issued by the Company and guaranteed (the “Guarantees”) by the Guarantors under the Indenture. The New Notes are to be offered and exchanged for the Old Notes in the manner described in the Registration Statement (the “Exchange Offer”).

We have acted as your special Louisiana counsel in connection with the Guarantee of Shreveport Tower Company (“STC”), a Guarantor. We have made such examinations as we consider necessary to render this opinion. We have relied as to certain matters on information obtained from public officials, officers of the Company and authorized representatives of the partners of STC, and other sources believed by us to be reliable. Except to the extent of such reliance, the opinion rendered herein is limited to the laws of the State of Louisiana and the federal laws of the United States.

Based upon the foregoing, we are of the opinion that:

1.    Shreveport Tower Company, a Louisiana ordinary partnership, is validly existing under the laws of the State of Louisiana, with full power and authority to execute, deliver and perform its Guarantee.

April 7, 2003

2.    Shreveport Tower Company has duly authorized, executed and delivered its Guarantee and no consent, approval, authorization or other order of, or registration of filing with, any court, regulatory body, administrative agency or other governmental agency of the United States of America or State of Louisiana is required for such execution and delivery under Louisiana law, except such as may be required under Louisiana securities law.

This opinion is furnished to you in connection with the transactions described above and may not be relied upon without our prior written consent for any other purpose or by anyone else, except that Palmer & Dodge LLP may rely hereon in rendering its opinion to you in connection with the Registration Statement. We hereby consent to the filing of this opinion as a part of the Registration Statement to be filed with the Securities and Exchange Commission and to the reference to our firm under the caption “Legal Matters” in the prospectus filed as a part thereof. Our consent to such reference does not constitute a consent under Section 7 of the Securities Act and in consenting to such reference you acknowledge that we have not reviewed and that we have not certified as to any part of the Registration Statement and that we do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Kean, Miller, Hawthorne, D’Armond, McCowan

     & Jarman, L.L.P.